Exhibit 10.5

BLUE RIDGE BANKSHARES, INC.

FORM OF RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is entered into as of the [        ] day of [    ], 20[    ] (the “Effective Date”), by and between Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), and [                    ] (“Officer”).

RECITALS

A.    The Company adopted an Equity Incentive Plan dated March 15, 2017, as amended (the “Plan”), pursuant to which the Company may issue various forms of incentive compensation, including restricted stock awards.

B.     Pursuant to the Plan, the Company has agreed to issue certain restricted stock awards to Officer, which stock (a) shall constitute Common Stock; and (b) shall be subject to vesting and forfeiture upon the terms set forth in this Agreement.

C.     Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the body of the Plan unless the context otherwise requires.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, the parties hereto agree as follows:

1.    Restricted Stock Award.

(a)    Grant. The Company awards Officer [                ] ([            ]) shares of restricted stock that have been reserved by the Company (the “Restricted Stock”). Except as aforesaid, the Restricted Stock shall be subject to all of the terms and conditions of this Agreement and the Plan. The grant of the Restricted Stock shall be effective as of the Effective Date (the “Grant Date”).

(b)    Vesting Schedule; Forfeiture. Officer shall vest in the Restricted Stock as follows, provided Officer remains employed by the Company on the specified vesting date:

[                             ] anniversary of Effective Date [            ] shares

[Insert other anniversaries as appropriate]

Notwithstanding the foregoing provisions, all of the then-unvested Restricted Stock shall automatically and immediately vest immediately prior to the closing of any transaction constituting a “Change in Control.” The term “Change in Control” shall mean a change in effective control of Blue Ridge Bank or the Company, wherein over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the Company; or (ii) a majority of the members of the board of directors of the Company is replaced by directors not endorsed by the persons who were members of the board before the new directors’ appointment, as further defined within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulations §§1.409A-3(i)(5)(vi).

2.    Tax Matters. The Company makes no representations concerning the tax consequences to Officer of the grant of the Restricted Stock. Officer is strongly encouraged to seek the advice of his or her own tax counsel with respect to the income or other tax implications of this grant of the Restricted Stock and Officer’s ownership of the Restricted Stock. The Company shall have no responsibility with respect to the tax consequences or reporting of this grant of the Restricted Stock.

3.    Representations and Warranties. Officer represents and warrants to the Company, and agrees as follows:

(a)    Officer is acquiring the Restricted Stock for his or her own account as principal for investment and not with a view to resale or distribution.

(b)    Officer is not acquiring the Restricted Stock based upon any representations, oral or written, by any Person with respect to the future value of, or income from, the Restricted Stock but rather upon an independent examination and judgment as to the prospects of the Company. Officer recognizes that ownership of the Restricted Stock involves a high degree of risk, and Officer has taken full cognizance of, and understands, such risk.

(c)    Officer has been given the opportunity to ask questions of, and receive answers from, and to request, receive and review information relating to, the Company, and Officer has reviewed all information with respect to the Company which Officer deemed relevant in connection with his or her ownership of the Restricted Stock.

(d)    Officer has been furnished, carefully read and been provided an opportunity to ask questions of, and to receive answers from, the Company regarding the terms and conditions of this Agreement.

4.    Vesting of Restricted Stock. Until the Restricted Stock is forfeited by Officer pursuant to the terms of Section 1(b) above, Officer shall be entitled to all economic, voting and other rights or interests of a Common Stock shareholder of the Company as described in the Company’s articles of incorporation and bylaws. All determinations as to whether any vesting condition described herein has been satisfied shall be made by the Company in its sole and absolute discretion. The Company, in its sole and absolute discretion, may accelerate the vesting of the Restricted Stock.

5.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Officer any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate Officer’s employment at any time, for any reason.

6.    Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and the applicable federal laws of the United States, without regards to the conflicts of law provisions of any jurisdiction. Any and all claims and disputes arising out of, or relating to, this Agreement, or the performance or non-performance by either party of any of its obligations hereunder shall be resolved by arbitration in accordance with terms of the Plan.

7.    Restricted Stock Subject to Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

8.    No Delegation or Assignment. Officer shall not assign or delegate this Agreement or any rights or obligations hereunder, in whole or in part (whether by operation of law or otherwise), to any other Person without the Company’s prior written consent, which consent may be withheld in the Company’s sole discretion. Any attempted assignment or delegation without the prior written approval of the Company shall be void ab initio.

9.    Headings; Gender and Number. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Throughout this Agreement, wherever the context requires or permits, the neuter gender shall be deemed to include the masculine and feminine, and the singular number to include the plural, and vice versa.

10.    Counterparts; Not Binding Until Signed. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Executed PDF, electronic, and/or facsimile copies of this Agreement shall be deemed originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the date first set forth above.

BLUE RIDGE BANKSHARES, INC.

By:
[Name]
[Title]

OFFICER

[Name of Officer]

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